EXHIBIT 99.2

Halozyme Contact	Investor Relations Contacts
David A. Ramsay	Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	zbryant@lhai.com
HALOZYME THERAPEUTICS REPORTS FOURTH QUARTER
AND YEAR END 2005 FINANCIAL RESULTS
— Conference Call and Webcast Today at 8:00 a.m. PDT —
SAN DIEGO, March 23, 2006 – Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company developing and commercializing recombinant human enzymes, today reported financial results for the three months and year ended December 31, 2005.
“We continue to make solid progress on all fronts and are meeting our milestones, including the recent completion of our INFUSE-LR study and the completion of patient enrollment in our Chemophase® Phase I clinical trial,” stated Jonathan Lim, MD, Halozyme’s President and CEO. “We are extremely pleased with the continued advancement of our lead oncology product candidate, Chemophase, and we are excited about commercializing our Hylenex product.”
Fourth Quarter 2005 and Subsequent Weeks’ Highlights
•	The completion of patient enrollment for the Chemophase Phase I clinical trial. The initial clinical protocol for Chemophase was designed to evaluate a single intravesical (into the bladder) administration of Chemophase along with the widely used anticancer drug mitomycin in patients with superficial bladder cancer. The Phase I study completed its target enrollment of five patients with superficial bladder cancer. The objectives of the study were to determine the safety, tolerability and pharmacokinetics of Chemophase administered intravesically with mitomycin. The study was conducted at BCG Oncology in Phoenix, Arizona under the supervision of Donald L. Lamm, MD, the principal investigator.

•	The completion of the INFUSE-LR clinical trial, a clinical trial of subcutaneous (Sub-Q) infusion (hypodermoclysis) with Hylenex. The use of Hylenex preceding Sub-Q infusion of Lactated Ringer’s (LR) solution accelerated the flow rate by approximately four-fold versus the Sub-Q infusion following placebo, while causing less edema, and was preferred by both investigator (for 92% of subjects) and study subjects (92%). The INcreased Flow Utilizing Subcutaneously-Enabled Lactated Ringer’s clinical trial, or

INFUSE-LR study, was designed to determine the subcutaneous infusion flow rate of LR solution with and without Hylenex, determine the Sub-Q infusion flow rate dose response to Hylenex over one order of magnitude of dose, and assess safety and tolerability. This prospective, double-blind, randomized, placebo-controlled, within-subject, dose-comparison study enrolled 54 volunteer subjects who received Sub-Q infusions simultaneously in both upper arms through 24 gauge catheters.

•	The initiation of the INFUSE-Morphine clinical trial, a clinical trail of Sub-Q administration of morphine with Hylenex. Morphine is a widely used drug for pain management and is currently approved for both intravenous and subcutaneous administration. More rapid absorption facilitated by Hylenex via the Sub-Q route of administration could shorten the time of onset for achieving effective pain relief for patients, without the burden of intravenous (IV) administration. The INcreased Flow Utilizing Subcutaneously-Enabled Morphine clinical trial, or INFUSE-Morphine study, is designed to determine the time to maximal blood levels of morphine after subcutaneous administration with and without Hylenex, maximal blood levels after intravenous administration of morphine, and to assess safety and tolerability. The double-blind, randomized, within-patient, placebo-controlled, crossover study will enroll up to 18 subjects.

•	The approval of Hylenex recombinant (hyaluronidase human injection) by the U.S. Food and Drug Administration (FDA) in December 2005 for use as an adjuvant agent to increase the absorption and dispersion of other injected drugs. Results from a clinical trial conducted to support the Hylenex new drug application demonstrated no allergic reactions to Hylenex and significantly reduced injection site discomfort. The double-blinded clinical study compared Hylenex to a saline control in 100 human volunteers. These volunteers were injected intradermally with Hylenex in one forearm and saline control in the other forearm, and evaluated for allergic responses and injection site side effects. The data showed injection site discomfort (e.g., stinging, burning, other discomfort) of 28% in the saline arm and 3% in the Hylenex arm.
Fourth Quarter 2005 Financial Results
•	Net loss for the fourth quarter of 2005 was $3.5 million, or $0.07 per share, compared with a net loss for the fourth quarter of 2004 of $2.5 million, or $0.05 per share. Net loss for the full year 2005 was $13.3 million, or $0.26 per share compared with a net loss for the full year 2004 of $9.1 million, or $0.26 per share.
•	Research and development expenses for the fourth quarter of 2005 were $2.4 million, compared with $1.7 million for the fourth quarter of 2004, reflecting increased research, development and manufacturing expenses associated with the Company’s Hylenex product and Chemophase product candidate.
•	Selling, general and administrative expenses for the fourth quarter of 2005 were $1.2 million, compared with $0.8 million for the fourth quarter of 2004, reflecting an increase in compensation and legal expenses over the prior year quarter.

•	Cash and cash equivalents were $19.1 million as of December 31, 2005, compared with $6.6 million at September 30, 2005, and $16.0 million as of December 31, 2004.
Conference Call
Halozyme management will host an investment community conference call today to discuss these topics beginning at 8:00 a.m. PT (11:00 a.m. ET). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering reservation number 6872327. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About Hylenex
Hylenex recombinant (hyaluronidase human injection) is indicated for use as an adjuvant to increase the absorption and dispersion of other injected drugs, for hypodermoclysis, and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hylenex recombinant is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredient in the formulation. Warnings for the use of Hylenex consist of discontinuing Hylenex if sensitization occurs, and not using Hylenex to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs, for injection into or around an infected or acutely inflamed area because of the danger of spreading localized infection, to reduce the swelling of bites or stings, for application directly to the cornea, or for IV injections because the enzyme is rapidly inactivated. Precautions for the use of Hylenex consist of incompatibility with furosemide, benzodiazepines and phenytoin, and recommendation for consulting appropriate references to determine the usual precautions when considering administration of Hylenex with any drug (e.g., when epinephrine is injected along with hyaluronidase, the precautions for the use of epinephrine in cardiovascular disease, thyroid disease, diabetes, digital nerve block, ischemia of the fingers and toes, etc., should be observed). A preliminary skin test for hypersensitivity to Hylenex can be performed. The most frequently reported adverse experiences have been local injection site reactions. Hyaluronidase has been reported to enhance the adverse events associated with co-administered drug products. Edema has been reported most frequently in association with hypodermoclysis. Allergic reactions (uticaria or angioedema) have been reported in less than 0.1% of patients receiving hyaluronidase. Anaphylactic-like reactions following retrobulbar block or intravenous injections have occurred, rarely. The full prescribing information for Hylenex should be consulted prior to prescription or administration. For full Hylenex prescribing information, visit www.hylenex.com or www.halozyme.com.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing recombinant human enzymes for the infertility, palliative care, and oncology markets. The company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived extracts that carry potential risks of animal pathogen transmission and immunogenicity. The company has received FDA approval for two products: Cumulase™, the first and only recombinant human hyaluronidase for cumulus removal in the IVF process; and Hylenex™, for use as an adjuvant to increase the absorption and dispersion of other injected drugs. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic drug.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s products under development, product development plans, milestones, regulatory strategy, regulatory filings and clinical studies) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.
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HALOZYME THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
REVENUES:
Product Sales	$55,863	$—	$127,209	$—

EXPENSES:
Cost of sales	20,853	—	51,968	—
Research and development	2,411,580	1,700,762	10,220,079	6,517,254
Selling, general and administrative	1,202,480	827,179	3,416,579	2,570,595

Total Expenses	3,634,913	2,527,941	13,688,626	9,087,849

LOSS FROM OPERATIONS	(3,579,050)	(2,527,941)	(13,561,417)	(9,087,849)

Other income (expense), net	65,564	48,829	286,044	(3,527)

LOSS BEFORE INCOME TAXES	(3,513,486)	(2,479,112)	(13,275,373)	(9,091,376)

Income Tax Expense	—	—	—	—

NET LOSS	$(3,513,486)	$(2,479,112)	$(13,275,373)	$(9,091,376)

Net loss per share, basic and diluted	$(0.07)	$(0.05)	$(0.26)	$(0.26)

Shares used in computing net loss per share, basic and diluted	51,721,370	47,023,700	50,317,021	35,411,127

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